As filed with the Securities and Exchange Commission on June 30, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIBERTY PROPERTY TRUST

(Exact Name of Registrant as Specified in its Charter)

Maryland	23-7768996
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 Chesterfield Parkway

Malvern, Pennsylvania  19355-8707

(Address and Zip Code of Principal Executive Offices)

LIBERTY PROPERTY TRUST AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plan)

James J. Bowes, Esquire

Secretary and General Counsel

Liberty Property Trust

500 Chesterfield  Parkway

Malvern, Pennsylvania  19355

(610) 648-1700

(Name, Address, Zip Code and Telephone Number of Agent for Service)

Copies to:

Justin W. Chairman, Esquire

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA  19103-2921

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (3)
Common Shares of Beneficial Interest, $0.001 par value	750,000	$32.84	(2)	$24,630,000	(2)	$2,860

(1)

This registration statement on Form S-8 (this “Registration Statement) covers shares of the Common Shares of Beneficial Interest, $0.001 par value (“Common Shares”), of Liberty Property Trust (the “Trust”) that may be offered and sold from time to time pursuant to the Liberty Property Trust Amended and Restated Employee Stock Purchase Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of Common Shares being registered shall be adjusted to include any additional Common Shares that may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions in accordance with the anti-dilution provisions of the Plan.

(2)

Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for shares of the Common Shares on June 28, 2011, as reported on the New York Stock Exchange.

(3)	Calculated pursuant to Section 6(b) of the Securities Act, as follows: $116.10 per $1,000,000 of proposed maximum aggregate offering price.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by Liberty Property Trust (the “Trust”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement (other than, in each case, documents or information deemed to be furnished and not filed in accordance with Commission rules).  The Trust and Liberty Property Limited Partnership, the Trust’s operating partnership (the “Operating Partnership”), together, along with their subsidiaries and affiliates, are sometimes referred to in this Registration Statement using the words “we,” “our” or “us,” or as the “Company.”

(a)      The Annual Reports on Form 10-K of the Trust and the Operating Partnership for the fiscal year ended December 31, 2010 (File Nos. 001-13130 and 001-13132);

(b)      The Quarterly Reports on Form 10-Q of the Trust and the Operating Partnership for quarter ended March 31, 2011 (File Nos. 001-13130 and 001-13132);

(c)      The Current Reports on Form 8-K of the Trust and the Operating Partnership filed with the Commission on January 6, 2011, March 3, 2011, May 13, 2011 and June 30, 2011 (File Nos. 001-13130 and 001-13132); and

(d)      The description of the Trust’s common shares contained in the Registration Statement on Form 8-A of the Trust registering the common shares under Section 12 of the Securities Exchange Act of 1934, filed with the SEC on June 8, 1994 (File No. 001-13130).

In addition, all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be a part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference or deemed to be a part of this Registration Statement modifies or supersedes such statement.  Any statement contained in a document that is deemed to be incorporated by reference or deemed to be a part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.  In either case, any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Our Exchange Act file number with the Commission is 001-13130.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited (i) the consolidated financial statements and schedules of the Trust and the Operating Partnership included in our Current Report on Form 8-K filed dated June 30, 2011, and (ii) the effectiveness of our internal control over financial reporting as of December 31, 2010 included in our Annual Report on Form 10-K for the year ended December 31, 2011, as set forth in their reports, which are incorporated by reference into this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Trust

Under Sections 8-301(15) and 2-418 of the Maryland General Corporation Law, as amended, the Trust has the power to indemnify members of the board of trustees and officers of the Trust under certain prescribed circumstances (including when authorized by a majority vote of a quorum of disinterested trustees, by a majority vote of a committee of two or more disinterested trustees, by independent legal counsel, or by shareholders) and, subject to certain limitations (including, unless otherwise determined by the proper court, when such trustee or officer is adjudged liable to the Trust), against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a trustee or officer of the Trust if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provisions (including when such trustee or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Trust’s best interests), and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article XII of the Trust’s By-laws provides that the Trust has the power to indemnify members of the board of trustees, officers and shareholders of the Trust against expenses (including legal fees) reasonably incurred by any of them in connection with the successful defense of a proceeding to which such person was made a party by reason of such status, whether the success of such defense was on the merits or otherwise, to the maximum extent permitted by law. The trustees, officers and shareholders of the Trust also have the right, in certain circumstances, to be paid in advance for expenses incurred in connection with any such proceedings. In addition, Section 9.4 of the Trust’s Amended and Restated Declaration of Trust, as amended, provides that the Trust has the power to indemnify trustees, officers and shareholders of the Trust, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding.

The Operating Partnership

Section 8570 of the Pennsylvania Revised Uniform Limited Partnership Act authorizes the Operating Partnership to indemnify any partner or other person from and against any and all claims and demands whatsoever, unless it is determined by a court that the act or omission giving rise to the claim of indemnification constituted willful misconduct or recklessness.

The Amended Limited Partnership Agreement of the Operating Partnership, as amended as of the date hereof (the “Partnership Agreement”), provides for indemnification of the general partners of the

Operating Partnership and others.  Section 7.8(d) of the Partnership Agreement authorizes the Operating Partnership to purchase and maintain insurance on behalf of its general partner and others against any liability that may be asserted against or expenses that may be incurred by such person regardless of whether the Operating Partnership would have the power to indemnify such person against liability under the Partnership Agreement.  In addition, Section 7.9 of the Partnership Agreement limits the liability of the Operating Partnership’s general partner for monetary and other damages.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

4.1*	Liberty Property Trust Amended and Restated Employee Stock Purchase Plan.

5.1*	Opinion of Saul Ewing LLP.

23.1*	Consent of Ernst & Young LLP relating to the Trust.

23.2*	Consent of Ernst & Young LLP relating to the Operating Partnership.

23.3*	Consent of Saul Ewing LLP (included in Exhibit 5.1 filed herewith).

24.1*	Power of Attorney (included on signature pages hereof).

*      Filed herewith.

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Malvern in Chester County, Commonwealth of Pennsylvania, Commonwealth of Pennsylvania, on the 30th day of June, 2011.

LIBERTY PROPERTY TRUST

By:	/s/ William P. Hankowsky
William P. Hankowsky
Chairman of the Board of Trustees,
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William P. Hankowsky, George J. Alburger, Jr. and James J. Bowes, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to this Registration Statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William P. Hankowsky	Chairman of the Board of Trustees,	June 30, 2011
William P. Hankowsky	President and Chief Executive Officer
(Principal Executive Officer)

/s/ George J. Alburger, Jr.	Chief Financial Officer	June 30, 2011
George J. Alburger, Jr.	(Principal Financial and
Accounting Officer)

/s/ Frederick F. Buchholz	Trustee	June 30, 2011
Frederick F. Buchholz

/s/ Thomas C. DeLoach, Jr.	Trustee	June 30, 2011
Thomas C. DeLoach, Jr.

/s/ Katherine Dietze	Trustee	June 30, 2011
Katherine Dietze

/s/ Daniel P. Garton	Trustee	June 30, 2011
Daniel P. Garton

/s/ M .Leanne Lachman	Trustee	June 30, 2011
M. Leanne Lachman

/s/ David L. Lingerfelt	Trustee	June 30, 2011
David L. Lingerfelt

/s/ Stephen B. Siegel	Trustee	June 30, 2011
Stephen B. Siegel

/s/ Stephen D. Steinour	Trustee	June 30, 2011
Stephen D. Steinour

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Liberty Property Trust Amended and Restated Employee Stock Purchase Plan

5.1*	Opinion of Saul Ewing LLP.

23.1*	Consent of Ernst & Young LLP relating to the Trust.

23.2*	Consent of Ernst & Young LLP relating to the Operating Partnership.

23.3*	Consent of Saul Ewing LLP (included in Exhibit 5.1 filed herewith).

24.1*	Power of Attorney (included on signature pages hereof).

*      Filed herewith.